SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                          Gibraltar Packaging Group, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

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( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                   [GRAPHIC]
                              (LOGO APPEARS HERE)
                                  GIBRALTAR(TM)
                              PACKAGING GROUP, INC


Fellow Shareholders,

In fiscal 1999, we took a number of steps to change the shape of the company and improve its long term prospects. The plan that we adopted was to leverage our successful Great Plains model by consolidating all three of the folding carton operations under Dick Hinrichs, who was appointed President and Chief Operating Officer of Gibraltar, and to sell both Niemand Industries and GB Labels. The management changes were accomplished, GB Labels has been sold, the spiral wound container portion of Niemand has been sold, and we are in advanced negotiations to sell the remaining contract packaging and fill segment of Niemand.

o Our Great Plains division continues to show solid increases in sales and profits, and the Great Plains management team has been increasingly involved in improving the performance of the other divisions.

o Our Flashfold division continued to show weakness during much of the year. However, with the work carried out to improve quality and costs, by year-end this division had started to show some improvement.

o Our Standard Packaging division has shown considerable progress during the year in improving both quality and costs. While progress was slower than anticipated, we are now seeing significant improvements in performance that will contribute to a better fiscal 2000.

By taking advantage of available capacity throughout the three folding carton divisions, we continue to believe that the restructured organization is improving our ability to increase sales and to meet the needs of large or national customers. With the sale of two troubled divisions, and the focus we have brought to our core expertise in folding cartons, we believe that the closer operational and marketing integration among the remaining folding carton divisions will provide the improvement in profit and return to all our shareholders for which we have been striving.

Sincerely,


/s/ Walter E. Rose
------------------
Walter E. Rose
Chairman and Chief Executive Officer

                         GIBRALTAR PACKAGING GROUP, INC.
                               2000 SUMMIT AVENUE
                            HASTINGS, NEBRASKA 68901

                 ---------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 10, 1999
                 ---------------------------------------------


TO THE STOCKHOLDERS OF GIBRALTAR PACKAGING GROUP, INC:

         The Annual Meeting of the Stockholders of Gibraltar Packaging Group, Inc., a Delaware corporation (the "Company"), will be held at the Holiday Inn, 2205 Osborne Drive East, Hastings, Nebraska, on November 10, 1999, at 12:00 p.m., Central Time, for the following purposes:

           1. To elect five directors to serve until the annual stockholders' meeting in 2000 or until their successors have been elected and qualified (Proposal 1);

           2. To ratify and approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 2000 fiscal year (Proposal 2); and

           3. To act upon such other business as may properly come before the meeting or any adjournments thereof.

           These items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on September 30, 1999 are entitled to notice of and to vote at the Annual Meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE MEETING, AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                        By Order of the Board of Directors


                                        /s/ J.W. LLOYD
                                        --------------

                                        JOHN W. LLOYD
                                        SECRETARY


October 15, 1999
Hastings, Nebraska

                         GIBRALTAR PACKAGING GROUP, INC.
                               2000 Summit Avenue
                            Hastings, Nebraska 68901

                               -------------------
                                 PROXY STATEMENT
                               -------------------


         The accompanying proxy is solicited by the Board of Directors of Gibraltar Packaging Group, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on November 10, 1999 and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at 12:00 p.m., Central Time, at the Holiday Inn, 2205 Osborne Drive East, Hastings, Nebraska. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted on the proxy or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other matters to be considered. Any stockholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

         The approximate date on which this Proxy Statement and the accompanying proxy, together with the Company's annual report to stockholders on form 10-K for the fiscal year ended July 3, 1999, will first be sent to stockholders is October 15, 1999.

                            VOTING RIGHTS AND QUORUM

         At the close of business on September 30, 1999, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting, 5,041,544 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. The presence, in person or by proxy (including abstentions and "broker non-votes"), of at least a majority of the outstanding shares of Common Stock is required for a quorum. A broker non-vote occurs when a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote with respect to non-routine matters.

         The affirmative vote of the holders of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. Ratification of Deloitte & Touche LLP as the Company's independent public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

         With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the ratification of Deloitte & Touche LLP as the Company's independent public accountants and will be counted as shares that are present and entitled to vote for a proposal, but will not be counted as votes in favor of such proposal. Accordingly, an abstention from voting by a stockholder present in person or represented by proxy at the Annual Meeting will have the same legal effect as a vote "against" the ratification of Deloitte & Touche LLP as the Company's independent public accountant even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently. Broker non-votes are not shares entitled to vote, will not be counted in the total number of votes, and thus will have no effect on the outcome of voting.

                               PROPOSAL NUMBER 1:

                              ELECTION OF DIRECTORS

         Five directors are to be elected to the Company's Board of Directors at the Annual Meeting. The Board of Directors has nominated and urges you to vote for the election of the five nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees listed below is a member of the Company's present Board of Directors. Proxies solicited hereby will be voted FOR all five nominees unless stockholders specify otherwise in their proxies.

         If, at the time of or prior to the Annual Meeting, any of the nominees is unable or declines to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR DIRECTOR

         The five nominees for election as directors and certain additional information with respect to each of them, are as follows:

                                                                           YEAR FIRST BECAME
NAME                      AGE                POSITION WITH THE COMPANY         A DIRECTOR
----                      ---                -------------------------         ----------
David G. Chandler         41      Director                                       1992
John W. Lloyd             55      Director and Chief Financial Officer           1992
Walter E. Rose            56      Director and Chief Executive Officer           1986
Robert G. Shaw            59      Director                                       1992
John D. Strautnieks       62      Director                                       1986

         DAVID G. CHANDLER. Mr. Chandler has been employed by William Blair & Company, L.L.C., an investment banking firm, since 1987, and has been a principal since 1990. Mr. Chandler also serves as a director for a number of privately held companies.

         JOHN W. LLOYD. Mr. Lloyd became Chief Financial Officer of the Company in February 1996. Mr. Lloyd has served as Executive Vice President and Chief Financial Officer of Rostra Technologies, Inc. ("Rostra"), a manufacturer of automotive electronic components, since 1993.

         WALTER E. ROSE. Mr. Rose became Chief Executive Officer of the Company in August 1995. Mr. Rose serves as President of Rostra, which he co-founded in 1982.

         ROBERT G. SHAW. Mr. Shaw has been Chairman of the Board, President and Chief Executive Officer of International Jensen, an equipment manufacturer specializing in loud speaker drivers and related components for the audio industry, since 1984.

         JOHN D. STRAUTNIEKS. Mr. Strautnieks serves as Chairman of the Board of Rostra, which he co-founded in 1982.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

         All directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been duly elected and qualified. The Company's officers are elected annually by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements. See "Executive Compensation and Other Information - Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

         The Company's Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than two nor more than 15 persons. The Board, in its discretion and in accordance with such authority, has fixed its size at five members.
No proxy will be voted for more than five persons.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee's functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the planning and results of the auditing engagement, approving professional services provided by the independent auditors and reviewing the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are Messrs. Shaw and Strautnieks. The Compensation Committee makes recommendations concerning compensation, including incentive arrangements, for the Company's officers. The Compensation Committee also administers the Company's 1992 Incentive Stock Option Plan, Director Stock Option Plan, 1994 Long-Term Incentive Plan and 1998 Stock Appreciation Rights Plan. The current members of the Compensation Committee are Messrs. Chandler and Shaw.

         During fiscal 1999, the Board of Directors had five meetings. The Audit Committee and the Compensation Committee each had one meeting. During fiscal 1999, no director of the Company attended fewer than 75% of the number of board meetings and meetings of the committee(s) on which he served.

DIRECTOR COMPENSATION

         Members of the Board of Directors are reimbursed for out-of-pocket expenses incurred in attending Board of Directors and committee meetings. Messrs. Chandler, Shaw and Strautnieks receive $3,000 each quarter as director compensation. No additional compensation is paid for committee meetings. In addition, each director who is not an employee of the Company or of a subsidiary or affiliate of the Company is eligible to receive stock options under the Company's Director Stock Option Plan. During fiscal 1999, no options to purchase shares of Common Stock were awarded under the Director Stock Option Plan.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

         The table on the following page sets forth, as of August 3, 1999, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the four most highly compensated executive officers of the Company during its most recent fiscal year and (iv) all directors and executive officers of the Company as a group. Except as indicated below, each of the persons listed in the table has sole voting and investment power with respect to the shares listed. For purposes of the following table, each person's "beneficial ownership" of Common Stock has been determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13d-3 promulgated thereunder. Information with respect to beneficial ownership is based upon information furnished by such persons or contained in filings made with the Securities and Exchange Commission ("SEC").


                                                                                    BENEFICIAL           PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                              OWNERSHIP              CLASS
Agro Industrial and Trading Holding B.V.
   18 Lindenstraat, 7411 NV Deventer, Netherlands (2)..........................        317,400                6.3%

Dimensional Fund Advisors, Inc.
   1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401 (3) ..........        303,100                6.0%

William Blair Leveraged Capital Fund, L.P.
   222 West Adams Street, Chicago, Illinois 60606..............................        863,275               17.0%

David G. Chandler, Director (4)................................................        863,275               17.0%

John W. Lloyd, Director and Chief Financial Officer (5)........................        165,250                3.3%

Walter E. Rose, Director and Chief Executive Officer ..........................        318,996                6.3%

Robert G. Shaw, Director (5)...................................................         16,000                *

John D. Strautnieks, Director..................................................        306,296                6.0%

Richard D. Hinrichs, President (5).............................................        164,592                3.2%

Merrell A. Ketchum, Division President (5).....................................          1,500                *


Directors and executive officers as a group (7 persons) (5)....................      1,835,909               36.2%

-----------------------

* Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Gibraltar Packaging Group, Inc., 2000 Summit Avenue,
       Hastings, Nebraska 68901.

(2) Based solely on information set forth in a Schedule 13D, dated December 11, 1996.

(3) Based solely on information set forth in a Schedule 13G, dated December 31, 1998.

(4)    All of these shares of Common Stock are held by William Blair Leveraged
       Capital Fund, L.P. (the "WB Fund"), which Mr. Chandler may be deemed to beneficially own due to his status as a principal of William Blair &
       Company, L.L.C., which is the general partner of William Blair Leveraged
       Capital Management, L.P., the general partner of the WB Fund.

(5) Includes the following shares issuable upon the exercise of outstanding stock options granted by the Company that are exercisable within 60 days of August 3, 1999: 11,000 for Mr. Lloyd, 11,000 for Mr. Shaw, 23,000 for
       Mr. Hinrichs and 1,500 for Mr. Ketchum.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


Executive Officers

       Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years.

           NAME                              AGE              POSITION WITH THE COMPANY
           ----                              ---              -------------------------
           Walter E. Rose                    56               Chief Executive Officer

           Richard D. Hinrichs               55               President and Chief Operating Officer

           John W. Lloyd                     55               Chief Financial Officer

           Merrell A. Ketchum                39               Division President

         Information regarding the business experience of Messrs. Rose and Lloyd is set forth above under the heading "Proposal Number 1: Election of Directors."

         RICHARD D.HINRICHS. Mr. Hinrichs became President and Chief Operating Officer of the Company in August 1998. Mr. Hinrichs served as Division President
- Great Plains Packaging since May 1992. He had previously served as Vice President of Sales of Great Plains Packaging from February 1986 through May 1992 and has held various positions with the Company and its predecessors since 1963.

         MERRELL A. KETCHUM. Mr. Ketchum became Division President of the Company's Niemand Industries division in January 1999. He had previously served as Vice President of Manufacturing and Engineering of Niemand Industries from April 1994 to January 1999. From January 1987 through April 1994 Mr. Ketchum held various positions with Sony Magnetic Products, Inc., including Manager of Product Design.

Report Of The Compensation Committee Of The Board Of Directors

         The Compensation Committee of the Board of Directors of the Company currently consists of Messrs. Chandler and Shaw, neither of whom are officers or employees of the Company. The Committee is responsible for evaluating and establishing the level of executive compensation and administering the Company's stock option and stock appreciation rights plans.

         It is the philosophy of the Company and the Compensation Committee that in order to achieve continual growth and financial success, the Company must be able to attract and retain qualified executives. The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term stockholder value. The Compensation Committee regularly reviews the Company's compensation programs to insure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation package for its executive officers consists primarily of a cash salary, a cash incentive bonus, stock option grants and stock appreciation rights.

         Base salary levels are largely determined through comparisons with industrial companies of similar size, complexity and performance. The determination of the comparable companies was based upon choices made by the Compensation Committee and the Board of Directors. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Upon the appointment of a new Chief Operating Officer of the Company in October 1997, Mr. Rose's active involvement was reduced. Mr. Rose receives his compensation from Rostra, and previously the Company paid Rostra a management fee for Mr. Rose's services. As a result of Mr. Rose's reduction of active involvement in the operations of the Company, Rostra received no reimbursements for Mr. Rose's time in fiscal 1999.

         The Company uses annual bonuses to motivate its executive officers and reward individuals for their initiative and outstanding performance. Bonuses are determined annually based upon achievement of performance-oriented indicators, which include improvement in sales and net income, the control of working capital and cash flow, and the achievement of specified operating objectives that favorably impact the Company's overall financial performance. Based on the overall financial performance of the Company, Mr. Rose agreed to forego a bonus in fiscal 1999.

         The Compensation Committee believes that by providing the executives who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Common Stock of the Company, the best interest of stockholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase Common Stock of the Company. While various factors such as the potential of the recipient, prior grants and the performance of the Company are considered in selecting the recipients and determining the size of the grant, the Company does not adhere to any firmly established formulas or schedules for the issuance of options, and options are awarded when considered appropriate.
No stock options were awarded in fiscal 1999.

         In November 1998 the Compensation Committee approved the adoption of the 1998 Stock Appreciation Rights Plan. The Committee believes that granting stock appreciation rights ("SARs"), like stock options, can increase stockholder value by aligning the interests of the SARs recipient with the Company's stockholders. Once the SARs reach maturity, they will provide cash incentives to key executives only if the then current value of the Common Stock has reached predetermined levels. In fiscal 1999 a total of 300,000 SARs were granted to key executives.

         The foregoing report is given by the following members of the Compensation Committee:

                                 David G. Chandler
                                 Robert G. Shaw

Compensation Committee Interlocks And Insider Participation

         The Compensation Committee consists of Messrs. Chandler and Shaw. No member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, during fiscal 1999. Messrs. Rose and Lloyd serve on the Board of Directors of Rostra, which board makes all compensation related decisions for that company. Mr. Strautnieks, the Chairman of Rostra, is a director of the Company.

Executive Compensation

         The following table summarizes certain information regarding aggregate cash compensation, stock option awards, stock appreciation rights and other compensation earned by the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company during the Company's last three fiscal years. No other executive officer earned more than $100,000 in total annual compensation during fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                 Long-Term
                                                                               Compensation
                                                                               ------------
                                                                                Securities
                                    Fiscal           Annual Compensation       Underlying      All Other
                                                  ---------------------------
NAME AND PRINCIPAL POSITION          Year         Salary($)   BonuS($)(1)     Options/SARs(#) Compensation($)(2)
---------------------------          ----         ---------   -----------     --------------- ------------------
Walter E. Rose (3)                   1999(4)             0            0                 0                0
  Chief Executive Officer            1998(5)        88,200            0           125,000(6)             0
                                     1997          241,300       24,000                 0                0

Richard D. Hinrichs                  1999          203,157           -- (7)       150,000(8)         1,449
 President and Chief Operating       1998          157,547       42,112                 0            1,578
 Officer                             1997          147,788       28,000                 0            1,581

John W. Lloyd (9)                    1999          203,171           -- (7)       150,000(8)             0
  Chief Financial Officer            1998          198,600            0           100,000(6)             0
                                     1997          194,900       20,000                 0                0

Merrell A. Ketchum                   1999          109,355           -- (7)             0            1,094
  Division President                 1998          105,284            0                 0              967
                                     1997           83,193       14,000                 0              832

(1) Bonuses reflect amounts earned and accrued during each fiscal year, but paid in the subsequent fiscal year.

(2) Represents Company contributions to the Company's 401(k) profit sharing plan. During each of the three years ended July 3, 1999, June 27, 1998 and June 28, 1997, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly, no such amounts are included in the Summary Compensation Table.

(3) Compensation for Mr. Rose represents management fees paid to Rostra for services provided by Mr. Rose as the Company's Chief Executive Officer. For a discussion of the fees paid to Rostra, see "Certain Transactions".

(4) Mr. Rose receives his compensation from Rostra. For further discussion, see the "Report of the Compensation Committee of the Board of Directors".

(5) The management fees paid to Rostra represent compensation for services provided by Mr. Rose for the first four months of the fiscal year. For further discussion regarding these fees, see the "Report of the Compensation Committee of the Board of Directors".

(6) In fiscal 1998 Messrs. Rose and Lloyd were granted stock options under the 1996 Non-Qualified Stock Option Plan. Effective November 30, 1998 the plan was terminated and the stock options were cancelled. For further discussion, see "Stock Options and Stock Appreciation Rights Granted in Fiscal 1999".

(7) The Compensation Committee has not yet determined the bonuses applicable to fiscal 1999.

(8) In fiscal 1999 Messrs. Hinrichs and Lloyd were each granted 150,000 SARs under the 1998 Stock Appreciation Rights Plan. The SARs are valued at $2.25 for each of 75,000 SARs and $3.00 for each of 75,000 SARs of the 150,000 awarded to Mr. Hinrichs and Mr. Lloyd. The SARs for both Mr. Hinrichs and Mr. Lloyd vest at 20% on January 15, 1999 and 20% on each of June 26, 1999, June 24, 2000, June 30, 2001 and June 29, 2002. On June 30,
     2003, the Company will pay to Messrs. Hinrichs and Lloyd an amount equal to the market value of the Common Stock on that date multiplied by the number of vested SARs less their initial values of $2.25 and $3.00.

(9) Compensation for Mr. Lloyd prior to January 1, 1999 represents management fees paid to Rostra for services provided by Mr. Lloyd as the Company's Chief Financial Officer. Effective January 1, 1999 Mr. Lloyd's salary was paid by the Company. Of the $203,171 salary received by Mr. Lloyd in fiscal 1999, $102,801 represents management fees paid by the Company to Rostra and $100,370 represents salary paid to Mr. Lloyd by the Company. For a discussion of the fees paid to Rostra, see "Certain Transactions".

Stock Options And StocK Appreciation Rights Granted In Fiscal 1999


         No stock options were granted in fiscal 1999 under the Company's stock option plans. Effective November 30, 1998, the Company's 1996 Non-Qualified Stock Option Plan was terminated based on the adoption of the 1998 Stock Appreciation Rights Plan. In fiscal 1999, 300,000 SARs were granted to certain officers of the Company under the plan. For further discussion regarding the 1998 Stock Appreciation Rights Plan, see the "Report of the Compensation Committee of the Board of Directors".

         The following table sets forth information concerning the number of SARs granted within the last fiscal year and the potential realized values at maturity.


                             SAR GRANTS IN LAST FISCAL YEAR

                                                                                                     Potential
                                                                                                 Realized Value At
                                          Individual Grants                                       Assumed Annual
                                                                                                 Rates Of Stock Price
                                            % Of Total                                            Appreciation
                            Number Of        SARs Granted                                        for Option Term (1)
                            SARs             To Employees      Base Price       Maturity
Name                        Granted (#)      In Fiscal Year    ($/SAR)          Date             5%($)     10%($)
----                        -----------      --------------    -------          ----             ------    ------
John W. Lloyd.............. 75,000           25%               $2.25            06/30/03         $ 0       $ 0
                            75,000           25%               $3.00            06/30/03         $ 0       $ 0

Richard D. Hinrichs.......  75,000           25%               $2.25            06/30/03         $ 0       $ 0
                            75,000           25%               $3.00            06/30/03         $ 0       $ 0

 (1) The market value of the Company's Common Stock on January 15, 1999, the grant date, was $1.25 based on the closing price on the NASDAQ National Market System on that date, consequently the base price would not be reached and there would be no cash benefit at maturity.


Stock Option and SAR Values at Fiscal Year-End

       The following table sets forth information concerning the value of unexercised options held as of July 3, 1999, by the executive officers named in the Summary Compensation Table. No stock options were exercised by these officers in fiscal 1999.

                             FISCAL YEAR-END OPTION VALUES

                                                  Number Of Securities
                                                 Underlying Unexercised                 Value Of Unexercised
                                                     Options Held at                         Options at
                                                     July 3, 1999(#)                     July 3, 1999($)(1)
                                              ----------------------------           --------------------------
Name                                          Exercisable    Unexercisable           Exercisable    Unexercisable
----                                          -----------    -------------           -----------    -------------
John W. Lloyd(2)............................     11,000                0              ($79,439)                0
Richard D. Hinrichs(3)......................     23,000                0             ($150,188)                0
Merrell A. Ketchum(3).......................      1,500                0              ($12,469)                0

 (1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The market value of the Company's Common Stock on July 3, 1999 was $0.6875 based on the closing price on the NASDAQ National Market System on that date.

(2) All options for Mr. Lloyd were granted under the Company's Director Stock Option Plan.

(3) All options for Messrs. Hinrichs and Ketchum were granted under the Company's 1992 Incentive Stock Option Plan.

         The following table sets forth information concerning the value of SARs held as of July 3, 1999, by the executive officers named in the Summary Compensation Table. No SARs granted to these officers reached maturity in fiscal 1999.

                                         Fiscal Year-End SAR Values

                                                                                            Present Value
                                                Number Of SARs Granted At                OF SARs Granted At
                                                     July 3, 1999(#)                     July 3, 1999($)(1)
                                              ----------------------------           ---------------------------
Name                                          Exercisable    Unexercisable           Exercisable     Unexercisable
----                                          -----------    -------------           -----------     -------------
John W. Lloyd(2)............................          0          150,000                      0       ($290,626)
Richard D. Hinrichs(2)......................          0          150,000                      0       ($290,626)


 (1) Computed based on the difference between aggregate fair market value and aggregate initial value. The market value of the Company's Common Stock on July 3, 1999 was $0.6875 based on the closing price on the NASDAQ National Market System on that date.

(2) All SARs for Messrs. Hinrichs and Lloyd were granted under the Company's 1998 Stock Appreciation Rights Plan.

PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Market Index and a peer group index for the period beginning June 30, 1994 and ending June 30, 1999. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at June 30, 1994 and that all dividends were reinvested. The members of the peer group were determined by the Company, and consist of: Bemis Inc., Liqui-Box Corp., Outlook Group Corp. and Sonoco Products Co.


                     COMPARISON OF 5 YEAR CUMULATIVE RETURN

                  AMONG GIBRALTAR PACKAGING GROUP, INC., NASDAQ

                        MARKET INDEX AND PEER GROUP INDEX


{GRAPHIC APPEARS HERE WITH THE FOLLOWING PLOT POINTS}

               RAW DATA                                     INDEXED DATA
        -----------------------------------         ----------------------------
         GIBRALTER    PEER   NASD     US             GIBRALTAR    PEER    NASDAQ
Jun-94    6.0000    20.9298   6    230.9210  Jun 94    100.0      100.0    100.0
Jun-95    5.6880    21.3250   5    306.2700  Jun 95     94.8      101.9    132.6
Jun-96    5.5000    22.6694   4    390.8370  Jun 96     91.7      108.3    169.3
Jun-97    3.0000    27.2626   3    474.8440  Jun 97     50.0      130.3    205.6
Jun-98    2.2500    27.6500   2    619.8830  Jun 98     37.5      132.1    268.4
Jun-99    0.6875    31.7969   1    872.3860  Jun 99     11.5      151.9    377.8


         There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above or that its performance will change in the future. The Company will not make or endorse any predictions as to future stock performance.

Employment Contracts,Termination of Employment and Change-In-Control
Arrangements


         The Company entered into an employment agreement with Mr. Hinrichs, dated January 15, 1999, which supercedes all prior employment agreements between Mr. Hinrichs and the Company. The agreement provides that Mr. Hinrichs would receive an annual base salary of not less than $201,000 and be entitled to receive a bonus not to exceed 40% of his base salary each fiscal year. The employment agreement also provides Mr. Hinrichs with the right to participate in the 1998 Stock Appreciation Rights Plan, see "Report of the Compensation Committee of the Board of Directors". In addition, the agreement provides that if the Company terminates Mr. Hinrich's employment without just cause, or in the event of a change-in-control (as defined in the agreement), Mr. Hinrichs would be entitled to receive severance pay, for the one-year period from termination, equal to his annual base salary at the time of termination.

         The Company entered into an employment agreement with Mr. Lloyd, dated January 15, 1999, which provides that Mr. Lloyd would receive an annual base salary of not less than $200,739 and be entitled to receive a bonus not to exceed 40% of his base salary each fiscal year. The employment agreement also provides Mr. Lloyd with the right to participate in the 1998 Stock Appreciation Rights Plan, see "Report of the Compensation Committee of the Board of Directors". In addition, the agreement provides that if the Company terminates Mr. Lloyd's employment without just cause, or in the event of a change-in-control (as defined in the agreement), Mr. Lloyd would be entitled to receive severance pay, for the one-year period from termination, equal to his annual base salary at the time of termination.

         The Company entered into an agreement with Mr. Ketchum dated November 18, 1997. The agreement provides that if the Company terminates Mr. Ketchum's employment without just cause he would be entitled to receive severance pay for the four-month period from termination equal to his monthly base salary at the time of termination.



Section 16(A) Beneficial Ownership REPORTING Compliance

         Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC and the NASDAQ Stock Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

         To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company, and on written representations by certain reporting persons, the Company believes that during the fiscal year ended July 3, 1999, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with.


                                      Certain Transactions

         Messrs. Rose and Lloyd serve on the Board of Directors of, and hold an equity interest in Rostra. Mr. Strautnieks, the Chairman of Rostra, is a director of the Company. During fiscal 1999, the Company paid $158,000 to Rostra in management fees. Rostra has permitted Messrs. Rose and Lloyd to serve as the Company's Chief Executive Officer and Chief Financial Officer, respectively. The Company has, in the past, paid management fees as reimbursement to Rostra for the services provided by Messrs. Rose and Lloyd. Effective October 1997, the Company ceased paying management fees to Rostra for Mr. Rose, and effective January 1999, the Company ceased paying management fees to Rostra for Mr. Lloyd. As of July 3, 1999 no fees were owed by the Company to Rostra.

                               PROPOSAL NUMBER 2:

                        APPROVAL OF INDEPENDENT AUDITORS


         The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending July 1, 2000, subject to ratification by the Company's stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting. Deloitte & Touche LLP has served as auditors for the Company since 1986.

         For ratification, this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy. If the resolution is rejected, or if Deloitte & Touche LLP declines to act or becomes incapable of action, or if its employment is discontinued, the Board of Directors will appoint other independent accountants whose continued employment after the following Annual Meeting of Stockholders will be subject to ratification by stockholders. The enclosed proxy will be voted for ratification of Deloitte & Touche LLP unless the proxy holders are otherwise instructed.

         The Board of Directors recommends that stockholders vote "For" ratification of Deloitte & Touche LLP's appointment.

                            PROPOSALS OF STOCKHOLDERS

         Any proposal of a stockholder intended to be presented at the next annual meeting must be in the form required by the Company's By-laws and received at the Company's principal executive offices no later than August 25, 2000, if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting.


                              FINANCIAL INFORMATION

         A copy of the Company's Annual Report on Form 10-K, including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Investor Relations, Gibraltar Packaging Group, Inc., 2000 Summit Avenue, Hastings, Nebraska 68901.


                                  OTHER MATTERS

         The Company will bear the cost of preparing and mailing proxy materials as well as the cost of solicitation of proxies. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of Common Stock. The Company has retained Norwest Bank Minnesota, N.A. ("Norwest") to assist in the solicitation of proxies. A $400 average monthly fee, together with Norwest's out-of-pocket expenses, is paid to Norwest to act as the Company's transfer agent. In addition to solicitation by mail, certain directors, officers and regular employees of the Company and Norwest may solicit proxies by fax, telex, telephone and personal interview.


                                              By Order of the Board of Directors


                                              /s/ WALTER E. ROSE
                                              ----------------------------
                                              WALTER E. ROSE
                                              CHIEF EXECUTIVE OFFICER

October 15, 1999
Hastings, Nebraska



P R O X Y                        GIBRALTAR PACKAGING GROUP, INC.                                P R O X Y
                        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints WALTER E. ROSE, JOHN W. LLOYD, and each or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Gibraltar Packaging Group, Inc. (herein the "Company") to be held at the Holiday
Inn, 2205 Osborne Drive East, Hastings Nebraska, on the 10th day of November 1999 at 12:00 p.m., Central Time, and any
adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

[ ]PROPOSAL 1:  ELECTION OF DIRECTORS          FOR ALL NOMINEES LISTED BELOW        WITHHOLD AUTHORITY TO VOTE
                                               EXCEPT AS MARKED TO THE CONTRARY     FOR ALL NOMINEES LISTED BELOW

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST
BELOW.)


                           David G. Chandler         John W. Lloyd              Walter E. Rose
                           Robert G. Shaw            John D. Strautnieks

PROPOSAL 2:    TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP                    FOR      AGAINST    ABSTAIN
[ ]            AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE
               2000 FISCAL YEAR

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. All prior proxies are hereby revoked.

This proxy will be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of the Company dated October 15, 1999.






                                                    Signature(s)

                                    Dated_________________________________,1998

                                    (Please sign exactly as your name
                                    appears hereon. When signing as
                                    attorney, executor, administrator,
                                    trustee, guardian, etc., give full title as such. For joint accounts, each joint owner should sign.)


                                       PLEASE MARK, SIGN, DATE AND RETURN THE
                                            PROXY CARD PROMPTLY USING THE
                                                  ENCLOSED ENVELOPE.